GLOBAL EAGLE ENTERTAINMENT REPORTS SECOND QUARTER 2013 RESULTS

•	Company Reports Positive Adjusted EBITDA for Second Quarter 2013
•	Sequential Improvement in Revenue and Contribution Margin in Content and Connectivity Businesses on a Pro Forma Basis
•	Closes Second Quarter with $110 million in Cash
•	Southwest Airlines offers “TV Flies Free” Sponsored by DISH, with Content and Connectivity Services Provided by Global Eagle
•	Company Closes Previously Announced Acquisition of PMG; Extends Global Leadership in Delivering Content to Airlines

LOS ANGELES, CA, August 7, 2013 — Global Eagle Entertainment Inc. (Nasdaq: ENT) (Global Eagle or the Company) today reported financial results for the second quarter ended June 30, 2013.

Global Eagle provides entertainment and information content and satellite-delivered connectivity services and hardware to commercial airline passengers and other out-of-home viewers. We do business primarily through our subsidiaries Row 44, Inc. and Advanced Inflight Alliance AG (AIA). Row 44 is a leading provider of satellite-based Internet connectivity systems to the airline industry. AIA is the world’s largest provider of content and interactive entertainment for use in in-flight entertainment and connectivity (IFE&C) systems, servicing over 130 airline clients worldwide.

“Our second quarter performance reflects our continuing progress in executing our strategic plan,” said John LaValle, Chief Executive Officer. “We are offering industry leading programming, games and apps to airlines around the world for use on a wide array of IFE&C systems. We are seeing strong growth in Wi-Fi usage and are pleased with the performance of our expanded live TV and video-on-demand (VOD) products.”

Ed Shapiro, Executive Chairman, added, “Southwest Airlines and DISH have announced a partnership to provide live television programming, powered by Global Eagle, free of charge to Southwest passengers. This agreement opens the door to a new stream of revenue for Global Eagle and our airline partners by adding a major sponsor for our content and connectivity offerings, which have traditionally been paid for by airlines or passengers. We expect to begin seeing benefits from this partnership in the third quarter.”

“Our financial results continued to improve in the second quarter, as Adjusted EBITDA turned positive,” commented Dave Davis, Chief Financial Officer. “We saw continued strong performance in the Company’s Content business and sequential improvement in pro forma revenue and contribution in our Connectivity business. We expect results to continue to improve as the usage of our higher margin content, advertising and e-commerce offerings grows. We closed on our acquisition of Post Modern Group, another significant provider of content to the airline and out-of-home market, in July. This further strengthens Global Eagle’s leadership position in providing content and content services to our airline and other customers. We are actively looking at a number of other accretive M&A opportunities.”

Global Eagle Entertainment . . . Page 2

Financial Results

Our summary consolidated financial information for the three months ended June 30, 2013 reflects the operations of Row 44 and AIA as well as Corporate costs. Row 44 was deemed the accounting acquirer in the business combination that created Global Eagle, in which Global Eagle Acquisition Corp. (GEAC) acquired Row 44 and 86% of the shares of AIA, following which we changed our name to Global Eagle Entertainment Inc. As a result, the financial information for the three months ended June 30, 2012 includes only the financial results of Row 44.

For the second quarter of 2013, revenues were $62.8 million, compared with $16.8 million in the second quarter of 2012. The operating loss for the quarter was ($7.5) million, compared to ($6.5) million in the second quarter of 2012. The pre-tax loss for the quarter was ($12.5) million, compared to ($13.8) million in the second quarter of 2012.

Capital expenditures for the first half of 2013 totaled $7.6 million. The Company finished the second quarter of 2013 with approximately $110.1 million in cash and $7.9 million in debt.

Pro Forma Financial Information

The table below presents financial results for the three-month period ended June 30, 2013(1) and pro forma financial information for the three-month periods ended March 31, 2013. The pro forma information reflects the operating results of Global Eagle as if the business combination had been consummated as of January 1, 2013; accordingly, this information does not correspond to the unaudited condensed financial statements included in this earnings release, which were prepared on a U.S. GAAP basis. The pro forma information for the period ended March 31, 2013 includes financial information for the period January 1, 2013 to March 31, 2013 for AIA(1) and Row 44 and January 1, 2013 to January 31, 2013 (the date on which we completed the business combination) for GEAC.

Revenue, Contribution Margin, and Adjusted EBITDA* Continue to Improve (1)

	Pro Forma Q1 '13 (2)	Q2 '13
Revenue ($ millions)
Connectivity
Equipment (3)	9.0	6.4
Services (4)	6.3	12.4
Content
Licensing (5)	34.5	38.4
Services (6)	5.8	5.7
Total Revenue	55.7	62.8

Cost of Sales ($ millions)
Connectivity	(15.2)	(17.0)
Content	(33.5)	(35.9)
Total Cost of Sales	(48.7)	(52.9)

Contribution Profit ($ millions)
Connectivity	0.1	1.8
Content	6.8	8.2
Total Contribution Profit	6.9	10.0

Contribution Margin (%)
Connectivity	1%	9%
Content	17%	19%
Total Contribution Margin	12%	16%

Adjusted EBITDA*	$0.0	$1.4

Global Eagle Entertainment . . . Page 3

(1)	Reflects 100% of AIA’s results; GEE owns approximately 94% of AIA’s outstanding shares.
(2)	Actual Contribution Profit for the Content segment for the period January 1, 2013 to January 31, 2013 is not available on a U.S. GAAP basis. Accordingly, the Contribution Profit Percentage for the Content segment for such period was estimated to be the same as for the period February 1, 2013 to March 31, 2013. Also, the cost of sales for the content segment in the first quarter of 2013 was adjusted to reflect the Company’s current accounting policies.
(3)	Represents sales of satellite based connectivity equipment at our Row 44 subsidiary.
(4)	Represents Wi-Fi, TV, VOD, shopping and travel-related revenue at our Row 44 subsidiary.
(5)	Represents revenue principally generated through the sale or license of media content, video and music programming, applications, and video games to customers.
(6)	Content services revenue includes various services generally billed on a time and materials basis such as encoding and editing of media content.

Revenues were $62.8 million during the second quarter of 2013. Connectivity segment revenues totaled $18.8 million, and consisted of $6.4 million of equipment sales and $12.4 million of Wi-Fi connectivity and other services sales. Equipment revenue declined in the second quarter as we neared completion of installs on the current Southwest fleet. Wi-Fi revenues increased 40% during the second quarter of 2013 compared to the first quarter of 2013 due to increased usage and higher revenue per user. Content segment (AIA) revenues totaled $44.1 million, a 9.4% increase over the first quarter of 2013, and consisted of $38.4 million in Licensing sales and $5.7 million in Services sales.

Contribution margin in the Company’s Connectivity segment improved from 1% in the first quarter of 2013 on a pro forma basis, to 9% in the second quarter of 2013, due to higher Wi-Fi revenue and lower bandwidth costs. Contribution margin in the Company’s Content segment improved from 17% in the first quarter of 2013 on a pro forma basis, to 19% in the second quarter of 2013.

Adjusted EBITDA* during the second quarter of 2013 was $1.4 million, compared to breakeven pro forma Adjusted EBITDA during the first quarter of 2013. This improvement was driven by continued strength in our content business and improved margins in Connectivity.

Content and services revenue was 90% of consolidated revenue in the second quarter of 2013. The Company expects continued growth in content and services revenue to drive improved profitability in future periods.

As will be described in more detail in the Company's Form 10-Q for the quarterly period ended June 30, 2013, in connection with the quarter-end financial close process, the Company identified certain immaterial errors related to prior annual and interim financial periods that impacted the statements of operations and balance sheets for the periods presented.  Accordingly, the Company has revised such prior period financial statements to correct for these immaterial errors in accordance with applicable SEC guidance.  These immaterial errors had no impact on the Company's cash flows as previously reported for any of the affected periods.

Recent Highlights

•	During the second quarter we closed on our acquisition of substantially all the assets of Post Modern Edit, LLC and related companies (PMG) for up to approximately $24.0 million in a combination of cash and stock. The acquisition expands and strengthens GEE’s relationships with airlines around the world and provides entry into the cruise line industry and other non-theatrical markets.

•	Southwest Airlines® and DISH® entered into a partnership, with connectivity and content services provided by Global Eagle, which makes available a new inflight offering called “TV Flies Free.” For the first time, passengers will be able to watch free live TV and more than 50 on-demand shows streamed directly to personal devices. The offering is sponsored by DISH. The new program reflects the ability of the Company’s unique Ku-band broadband technology to cost-effectively deliver and support live television programming to airlines. A sampling of new networks being offered through the program includes Bravo, Food Network, Golf Channel, Travel Channel and HGTV.

Global Eagle Entertainment . . . Page 4

•	AIA continues to leverage its IFE software development expertise with WISE (Wireless Inflight Services & Entertainment), a hardware-agnostic, wireless IFE software and content solution featuring rich audio-video on demand (AVOD) and digital rights management (DRM) functionalities. During the second quarter, AIA partnered with three major hardware integrators in the IFE/connectivity market for the use of WISE on commercial airlines. Deliveries are scheduled for the first quarter of 2014. AIA has also entered into a software & content deal with Honeywell for WISE, enabling it to offer a new HD AVOD in-flight entertainment upgrade for Honeywell's business jet cabin management system.

•	Global Eagle signed a memorandum of understanding (MOU) with China Telecom Satellite Communications Co. Ltd, a wholly-owned subsidiary of China Telecom, to jointly develop, implement and support in-flight connectivity solutions for Chinese airlines. The MOU also contemplates offering support to non-Chinese airlines that fly into and over the People’s Republic of China. In addition, we signed an agreement with China Satellite Communications Co. Ltd., a core operating subsidiary of China Aerospace Science and Technology Corporation. These agreements will support the Company’s development plan in China.

•	AIA subsidiary IFP successfully renewed its multi-year agreement to provide content services for Air New Zealand while continuing to win business in new markets such as Congo, Bangladesh and Turkmenistan. IFP reached an extended content agreement with Air France and will now be managing Air France’s entire catalogue of in-flight movies on board all the airline’s international flights. IFP also reached an extension to its multi-year agreement with Alitalia to provide a full suite of in-flight entertainment services.

•	AIA subsidiary DTI, the world’s leading provider of in-flight games, signed an agreement with entertainment giant SEGA® of America, Inc. to supply some of the world’s most well-known gaming titles to airlines. DTI signed a licensing agreement for over a dozen of SEGA®’s games which can all be played on the industry’s latest Android-based seat-back and portable in-flight entertainment platforms, as well as legacy systems.

•	Global Eagle repurchased 500,000 warrants to purchase shares of our common stock at a price of $1.60 per warrant. The total consideration paid was $800,000 plus brokerage commissions. In the Company’s first quarter 2013 earnings release the Company announced that its board of directors has authorized the Company to repurchase in aggregate up to $10 million of our warrants pursuant to a warrant repurchase program. Under this program, there is no time limit for warrant repurchases, nor is there a minimum number of warrants that we may repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.

•	Added new members to our management team including Michael Zemetra as Senior Vice President and Chief Accounting Officer and Lee O’Donovan as Vice President of Product Marketing.

•	We completed a tender offer in Germany for shares of AIA, increasing our ownership to more than 94% of AIA. In addition, in July, we commenced a process under German law to acquire the remaining 6% of AIA.

Global Eagle Entertainment . . . Page 5

2013 Outlook

We expect our financial performance to continue to improve for the remainder of the year. We expect sequential improvements in results in the third quarter driven by modest gains in Wi-Fi usage and a substantial increase in television revenue due to the Dish sponsorship of live TV at Southwest Airlines, offset by a seasonal reduction in equipment revenue and higher investment spending related to our geographic expansion and new product rollouts.  We expect third quarter Adjusted EBITDA to be in the mid-single digit million dollar range. In the fourth quarter, we expect continued strong growth in Wi-Fi and TV usage, coupled with a significant increase in equipment revenue related to new international aircraft installations. We expect fourth quarter Adjusted EBITDA to be in the high single digit million dollar range. We expect capital expenditures in the second half of 2013 to be approximately $5 million.

Conference Call

Global Eagle Entertainment will hold a conference call to discuss its second quarter 2013 results on Wednesday, August 7, 2013 at 5:00 p.m. EDT (2:00 p.m. PDT). To access the teleconference, please dial 412-317-6789 ten minutes prior to the scheduled start time. The teleconference will also be available via live webcast on the investor relations portion of the Company's Web site located at www.globaleagleent.com.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, August 21, 2013. The replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (Int'l), passcode 10032083. The webcast will also be archived on the Company's Web site for 30 days.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. is the leading full service platform offering both content and connectivity for the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services. Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on nearly 500 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through its AIA subsidiary, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide. Global Eagle is headquartered in greater Los Angeles, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use Adjusted EBITDA, which is a non-GAAP financial measure. The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the tables captioned “Reconciliation of Adjusted EBITDA to Net Loss” included at the end of this release.

Global Eagle Entertainment . . . Page 6

Adjusted EBITDA is the primary measure used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and fund its annual bonus pool for the Company's employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses it in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

We define Adjusted EBITDA as net income (loss) before income tax expense, other income (expense), interest expense (income), depreciation and amortization, stock-based compensation, acquisition and realignment costs, F/X gain (loss) on intercompany loans and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) legal, accounting and other professional fees directly attributable to acquisition activity, (2) employee severance payments attributable to acquisition or corporate realignment activities, and (3) expenditures related to the business combination in January 2013. Management does not consider these expenses to be indicative of the Company's ongoing operating results or future outlook.

With respect to projected third quarter Adjusted EBITDA and projected fourth quarter Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts, and we are unable to address the probable significance of the unavailable information.

Cautionary Note Concerning Forward-Looking Statements

We make forward-looking statements in this earnings release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date of this earnings release, and involve substantial risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements as a result of as a result of new information, future events or developments or otherwise.

Global Eagle Entertainment . . . Page 7

Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: our ability to integrate the Row 44 and AIA businesses, the ability of the combined business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; the outcome of any legal proceedings pending or that may be instituted against us, Row 44 or AIA; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the satellite connectivity space, including Ka-band system development and deployment; our ability to deliver end-to-end network performance sufficient to meet increasing airline customer and passenger demand; our ability to obtain and maintain international authorizations to operate our service over the airspace of foreign jurisdictions our customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television and media content that passengers will purchase; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems; the loss of, or failure to realize benefits from, agreements with our airline partners; the loss of relationships with original equipment manufacturers or dealers; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners or successfully partner with satellite service providers, including Hughes Network Systems; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; the limited operating history of our connectivity and in-flight television and media products; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion; fluctuation in our operating results; the demand for in-flight broadband internet access services and market acceptance for our products and services; and other risks and uncertainties set forth in this earnings release and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

Contacts:

For Investors

Dave Davis

Chief Financial Officer

Global Eagle Entertainment

(818) 706-3111

ddavis@globaleagleent.com

-or-

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com

For Press

Nancy Zakhary

Brainerd Communicators, Inc.

(212) 986-6667

nancy@braincomm.com

Global Eagle Entertainment . . . Page 8

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue	$62,831	$16,836	$105,344	$35,343
Operating Expenses:
Cost of sales	52,870	18,722	85,569	36,604
Sales and marketing	2,399	777	4,686	1,992
Product development	2,327	850	3,664	1,499
General and administrative	9,695	3,030	36,804	5,928
Amortization of intangible assets	3,016	6	4,249	12
Total operating expenses	70,307	23,386	134,972	46,034
Loss from operations	(7,476)	(6,549)	(29,628)	(10,961)
Other income (expense), net:
Interest income (expense, net)	(282)	(7,132)	(459)	(10,399)
Change in fair value of financial instruments	(4,725)	-	(9,340)	-
Other income (expense), net	13	(92)	(30)	(119)
Loss before income taxes	(12,470)	(13,773)	(39,457)	(21,209)
Income tax expense	(559)	-	(593)	-
Net loss	(13,029)	(13,773)	(40,050)	(21,209)
Net loss (income) attributable to non-controlling interests	(108)	-	(69)	-
Net loss	(13,137)	(13,773)	(40,119)	(21,209)
Cumulative preferred stock dividends	-	(1,772)	(942)	(3,148)
Net loss attributable to common stockholders	$(13,137)	(15,545)	$(41,061)	(24,357)

Net loss per share – basic and diluted	$(0.24)	$(0.76)	$(0.84)	$(1.20)
Weighted average shares – basic and diluted	54,843	20,352	49,094	20,352

Global Eagle Entertainment . . . Page 9

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December
	2013	31, 2012
Assets
Cash and cash equivalents	$110,140	$2,088
Accounts receivable, net	47,046	7,797
Content library, net	10,560	-
Inventories	13,927	10,460
Prepaid and other current assets	11,024	3,344
Property, plant and equipment, net	14,099	4,639
Goodwill	39,928	-
Intangible assets	97,970	-
Other non-current assets	8,234	614
Total assets	$352,928	$28,942

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$54,410	$7,683
Deferred revenue	9,208	11,614
Derivative warrant liabilities	30,220	8,178
Notes payable and accrued interest	7,944	14
Deferred tax liabilities	22,903	-
Other liabilities	21,355	38
Total current liabilities	146,040	27,527
Redeemable preferred stock	-	122,540
Stockholders’ Equity (Deficit):
Common stock and additional paid-in capital	366,940	8,240
Subscriptions receivable	(466)	(453)
Accumulated deficit	(169,031)	(128,912)
Accumulated OCI (loss)	(522)	-
Total stockholders equity (deficit)	196,921	(121,125)
Non-controlling interests	9,967	-
Total liabilities and stockholders equity (deficit)	$352,928	$28,942

Global Eagle Entertainment . . . Page 10

Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations

	Three months	Three months	Six months
	ended March	ended June	ended June 30,
	31, 2013	30, 2013	2013
Adjusted EBITDA:
Net loss	$(27,021)	$(13,029)	$(40,050)
Income tax expense/(benefit)	34	559	593
Other income (expense) (1)	4,835	4,994	9,829
Depreciation and amortization	4,702	6,977	11,679
Stock-based compensation (2)	1,647	880	2,528
Acquisition and realignment costs(3)	12,752	1,594	14,346
F/X gain (loss) on intercompany loan (4)	1,378	(533)	845

Adjusted EBITDA	$(1,673)	$1,443	$(230)

Pro-forma Adjustments
January 2013 GEAC Pre-tax loss	(22,100)		(22,116)
January 2013 AIA Pre-tax income	1,306		1,306
Add back:			-
January 2013 GEAC Other income (expense)	11,697		11,697
January 2013 GEAC Business Combination Fees and Expenses (5)	10,243		10,243
January 2013 AIA & GEAC Interest expense (income)	66		66
January 2013 AIA & GEAC Depreciation and amortization	471		471

Pro-forma Adjusted EBITDA	$(6)	$1,443	$1,437

(1)	Other income (expense) principally includes the change in fair value of the Company's derivative financial instruments.
(2)	Included in stock-based compensation for the three months ended March 31, 2013 is approximately $1.1 million related to certain accrued tax obligations that resulted from the January 2013 business combination.
(3)	Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities, and (d) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.
(4)	F/X gain (loss) on intercompany loan includes the change in value of certain intercompany loans that are included in the Company's operating results.
(5)	Comprises formation expenses directly related to the Company's business combination in 2013 that did not generate associated revenue in Q1 of 2013.

Global Eagle Entertainment . . . Page 11

Global Eagle Entertainment, Inc.

Unaudited Segment Revenue and Contribution Profit

(In thousands)

Segmental revenue, expenses and contribution profit for the three and six month periods ended June 30, 2013 and 2012 derived from the Company's Connectivity and Content segments were as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2013			June 30, 2013
	Connectivity	Content	Consolidated	Connectivity	Content	Consolidated
Revenue:
Licensing	$—	$38,405	$38,405	$—	$61,709	$61,709
Service	12,379	5,678	18,057	18,673	9,550	28,223
Equipment	6,369	—	6,369	15,412	—	15,412
Total Revenue	18,748	44,083	62,831	34,085	71,259	105,344

Operating Expenses:
Cost of Sales	16,975	35,895	52,870	32,221	53,348	85,569

Contribution Profit	1,773	8,188	9,961	1,864	17,911	19,775
Other Operating
Expenses			17,437			49,403
Loss from Operations			$(7,476)			$(29,628)

Note: After consummation of the business combination in January 2013, due to the preliminary nature of the Company’s reporting structure in the first quarter of 2013, the Company elected to report its operations in three segment levels: Row 44's Connectivity business and AIA's Content and Content Service Providing businesses. The Content and Content Service Providing activities were legacy segments reported by AIA prior to January 2013. Beginning in the second quarter of 2013, management began initiatives to refine its reporting structure of the consolidated Company and reevaluate its key decision making activities. As a result of these activities, the Company now combines AIA's Content and Content Service Providing into a single segment, Content. Prior segment disclosures have been amended to reflect the revised segment definitions.